Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

(Investor Relations)	(Corporate Press)
Henry A. Diamond	Alan Lewis
Senior Vice President	Vice President
Investor Relations & Corporate Communications	Corporate Communications & Public Affairs
Take-Two Interactive Software, Inc.	Take-Two Interactive Software, Inc.
(646) 536-3005	(646) 536-2983
Henry.Diamond@take2games.com	Alan.Lewis@take2games.com

Take-Two Interactive Software, Inc. Confirms Offer to Possibly

Acquire Codemasters Group Holdings PLC

UK-based publisher and game developer renowned for titles in the racing genre

New York, NY – November 6, 2020 – Take-Two Interactive Software, Inc. (NASDAQ:TTWO) today confirmed an announcement made by the Board of Codemasters that the Company has made a proposal to acquire the entire issued share capital of UK-based game publisher and developer, Codemasters, at a price of 485 pence (*approximately $6.40) per share (the “Possible Offer”), comprising 120 pence (*approximately $1.58) per share in cash and 365 pence (*approximately $4.82) per share payable in Take-Two stock. The Possible Offer remains conditional on, among other things, the completion of confirmatory due diligence and the recommendation of the Board of Codemasters. Take-Two reserves the right to waive any of these requirements.

The Board of Codemasters confirmed that on October 14, 2020 to Take-Two and has confirmed today that, in the event that Take-Two announces a firm intention to make an offer pursuant to Rule 2.7 of the UK City Code on Takeovers and Mergers (the “Code”) on the terms set out above, it is the current intention of the Board of Codemasters to recommend unanimously that Codemasters’ shareholders accept the Possible Offer.

Take-Two believes that the combination of Take-Two and Codemasters would bring together two world-class interactive entertainment portfolios, with a highly complementary fit between Take-Two’s 2K publishing label and Codemasters in the racing genre. In addition, Take-Two believes that it can bring benefits to Codemasters’ performance by leveraging Take-Two’s global distribution network and 2K’s core operating expertise in publishing, including live operations, analytics, product development, and brand and performance marketing.

In accordance with Rule 2.6(a) of the Code, Take-Two is required, by not later than 12:00 p.m. ET on December 4, 2020, either to announce a firm intention to make an offer for Codemasters in accordance with Rule 2.7 of the Code or announce that it does not intend to make an offer, in which case the announcement will be treated as a statement to which Rule 2.8 of the Code applies. This deadline can be extended with the consent of the Panel in accordance with Rule 2.6(c) of the Code.

There can be no certainty that any offer will be made.

While discussions are ongoing, there can be no certainty that a firm offer will be made for Codemasters by Take-Two. For the purposes of Rule 2.5 of the Code, Take-Two reserves the right to:

•	Reduce the offer consideration by the amount of any dividend or other distribution or return of capital that is paid or becomes payable by Codemasters after the date of this announcement;

•	Vary the form of consideration as set out above and/or introduce other forms of consideration, such as cash in substitution for all or part of the share consideration; and/or

•

Make an offer at any time for less than 485 pence per Codemasters share: (i) with the agreement or recommendation of the Board of Codemasters; (ii) if a third party announces a firm intention to make an offer for Codemasters pursuant to Rule 2.7 of the Code, which at that date is valued at a price lower than 485 pence for each Codemasters share; or (iii) following the announcement by Codemasters of a whitewash transaction pursuant to the Code; and

•	Implement the transaction through or together with a subsidiary of Take-Two or a company which will become a subsidiary of Take-Two.

*	US$ equivalent values are stated at an exchange rate £1:$1.32.

About Take-Two Interactive Software

Headquartered in New York City, Take-Two Interactive Software, Inc. is a leading developer, publisher and marketer of interactive entertainment for consumers around the globe. We develop and publish products principally through Rockstar Games, 2K, Private Division, and Social Point. Our products are designed for console systems and personal computers, including smartphones and tablets, and are delivered through physical retail, digital download, online platforms and cloud streaming services. The Company’s common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at http://www.take2games.com.

All trademarks and copyrights contained herein are the property of their respective holders.

Cautionary Note Regarding Forward-Looking Statements

The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the Company’s future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: the uncertainty of the impact of the COVID-19 pandemic and measures taken in response thereto; the effect that measures taken to mitigate the COVID-19 pandemic have on our operations, including our ability to timely deliver our titles and other products, and on the operations of our counterparties, including retailers and distributors; the effects of the COVID-19 pandemic on consumer demand and the discretionary spending patterns of our customers; the impact of reductions in interest rates by the Federal Reserve and other central banks, including on our short-term investment portfolio; the impact of potential inflation; volatility in foreign currency exchange rates; our dependence on key management and product development personnel; our dependence on our Grand Theft Auto and NBA 2K products and our ability to develop other hit titles; our ability to leverage opportunities on PlayStation 5 and Xbox Series X; the timely release and significant market acceptance of our games; the ability to maintain acceptable pricing levels on our games; and risks associated with international operations.

Other important factors and information are contained in the Company’s most recent Annual Report on Form 10-K, including the risks summarized in the section entitled “Risk Factors,” the Company’s most recent Quarterly Report on Form 10-Q, and the Company’s other periodic filings with the SEC, which can be accessed at www.take2games.com. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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